Exhibit 99.2

Park Place Dealerships – Selected Entities

Combined and Consolidated Balance Sheets

June 30, 2020 and 2019

ASSETS	June 30, 2020	June 30, 2019
Current assets:
Cash and cash equivalents	$50,760,182	$38,693,587
Contracts in transit	23,968,397	21,399,072
Receivables, net	26,960,424	36,033,860
Inventories	145,591,533	243,555,081
Prepaid expenses	1,726,124	1,787,052
Courtesy vehicles, net	58,327,873	63,218,564
Current portion of related party notes receivable	2,512,480	—

Total current assets	309,847,013	404,687,216

Property and equipment, net	67,772,557	76,398,183
Operating lease right-of-use assets	50,159,286	67,876,344
Long-term finance commission receivables, less current portion	3,414,144	4,004,955
Franchise rights	10,709,468	10,709,468
Goodwill	300,000	300,000
Related party notes receivable, less current portion	5,024,961	—
Other assets	1,178,041	1,008,276

	138,558,457	160,297,226

Total assets	$448,405,470	$564,984,442

LIABILITIES AND PARTNERS’ CAPITAL AND MEMBERS’ EQUITY
Current liabilities:
Floor plan notes payable	$100,434,935	$174,312,973
Floor plan notes payable, other	61,983,955	103,161,509
Accounts payable	23,007,213	17,916,468
Accrued expenses	24,164,893	21,139,470
Current portion of allowance for contingent charges	3,424,419	2,246,937
Current portion of deferred compensation	—	589,965
Current portion of long-term debt	25,216,997	2,411,208
Current portion of operating lease liabilities	18,244,492	17,583,798
Current portion of finance lease obligation	2,331,635	2,419,103

Total current liabilities	258,808,539	341,781,431

Allowance for contingent charges, less current portion	1,444,492	1,128,063
Long-term debt, less current portion	26,245,921	38,352,274
Operating lease liabilities, less current portion	31,941,634	50,186,126
Finance lease obligation, less current portion	—	2,331,635
Deferred compensation, less current portion	2,218,713	1,253,104
Profits interest retirement obligation	—	3,066,286

	61,850,760	96,317,488

Partners’ capital and members’ equity	127,746,171	126,885,523

Total liabilities and partners’ capital and members’ equity	$448,405,470	$564,984,442

See accompanying notes.

Park Place Dealerships – Selected Entities

Combined and Consolidated Statements of Operations

Six Months Ended June 30, 2020 and 2019

	June 30, 2020	June 30, 2019
Sales	$680,538,318	$807,816,928
Cost of sales	575,337,145	685,127,819

Gross profit from sales	105,201,173	122,689,109
Financing, insurance, service contract and other income, net	13,991,157	14,117,309

Gross profit	119,192,330	136,806,418

Expenses:
Variable selling	10,300,722	11,130,570
Advertising	2,754,972	4,349,917
Floor plan interest	2,078,512	4,653,241
Personnel	45,706,198	45,312,847
Semi-fixed	19,304,823	21,310,774
Fixed	20,643,200	24,025,716

	100,788,427	110,783,065

Income from operations	18,403,903	26,023,353

Other income (expense):
Interest expense, other than floor plan	(931,405)	(1,050,077)
Interest income	653,978	1,092,626
Management fees	(237,194)	(307,239)
Deferred compensation expense	(310,585)	—
Profits interest obligation expense	(3,553,404)	135,489
Other	1,029,580	101,688

	(3,349,030)	(27,513)

Income before state income tax expense	15,054,873	25,995,840
State income tax expense	739,713	726,008

Net income	$14,315,160	$25,269,832

See accompanying notes.

Park Place Dealerships – Selected Entities

Combined and Consolidated Statements of Changes in Partners’ Capital and Members’ Equity

Six Months Ended June 30, 2020 and 2019

	Partners’ Capital	Members’ Equity	Total
January 1, 2020	$113,595,954	$19,662,979	$133,258,933
Partners and members withdrawals	(15,828,222)	(2,419,210)	(18,247,432)
Profits interest retirement	(1,580,490)	—	(1,580,490)
Net income	11,776,283	2,538,877	14,315,160

June 30, 2020	$107,963,525	$19,782,646	$127,746,171

	Partners’ Capital	Members’ Equity	Total
January 1, 2019	$114,882,041	$18,531,499	$133,413,540
Partners and members withdrawals	(26,695,985)	(5,101,864)	(31,797,849)
Net income	21,266,333	4,003,499	25,269,832

June 30, 2019	$109,452,389	$17,433,134	$126,885,523

See accompanying notes.

Park Place Dealerships – Selected Entities

Combined and Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 and 2019

	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net income	$14,315,160	$25,269,832
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debt	19,265	71,392
Depreciation and amortization	9,187,727	9,497,726
Gain on disposal of property and equipment	(26,197)	(26,449)
Allowance for contingent charges	438,911	435,000
Deferred compensation	310,585	—
Profits interest retirement obligation	3,553,404	(135,489)
Change in assets and liabilities:
Contracts in transit	2,874,738	16,715,294
Receivables	15,860,683	8,357,662
Inventories	39,678,434	1,874,346
Prepaid expenses	3,987,351	2,830,364
Courtesy vehicles	1,752,103	(3,977,697)
Operating lease right-of-use assets	8,889,539	8,343,097
Finance commission receivables	536,834	556,535
Other assets	(69,938)	142,522
Floor plan notes payable	(34,856,512)	5,231,801
Accounts payable	1,746,117	(8,213,399)
Accrued expenses	(1,136,848)	(2,150,650)
Operating lease obligations	(8,891,126)	(8,478,063)

Net cash provided by operating activities	58,170,230	56,343,824

Cash flows from investing activities:
Proceeds from disposal of property and equipment	83,982	38,260
Purchase of property and equipment	(1,515,775)	(1,221,524)

Net cash used in investing activities	(1,431,793)	(1,183,264)

Cash flows from financing activities:
Change in floor plan notes payable, other, net	(24,348,195)	(6,120,590)
Principal payments on long-term debt	(976,420)	(1,402,594)
Principal payments on finance lease obligation	(1,225,392)	(1,162,851)
Payments on profits interest retirement obligation	(2,324,250)	—
Partner and member withdrawals	(18,247,432)	(31,797,849)

Net cash used in financing activities	(47,121,689)	(40,483,884)

Net increase in cash and cash equivalents	9,616,748	14,676,676
Cash and cash equivalents, beginning	41,143,434	24,016,911

Cash and cash equivalents, ending	$50,760,182	$38,693,587

See supplemental disclosures of cash flow information (Note 13 and 15).

See accompanying notes.

Notes to Combined and Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

Organization and nature of business

The accompanying combined and consolidated financial statements include the combined and consolidated operations of Park Place Motorcars, Ltd., Park Place Motorcars Fort Worth, Ltd., PPDV,

Ltd., Park Place LX of Texas, Ltd., PPP, LP, PPJ, LLC, PPMB Arlington, LLC, PPM Auction, LP, PPMBA Realty, LP, and PP Real Estate, Ltd. (referred to collectively as “Park Place Dealerships - Selected Entities” or the “Company”). The combined and consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in the combination and consolidation.

The Company is a franchised dealer of Mercedes-Benz USA, LLC; Porsche Cars North America, Inc.; Lexus, a division of Toyota Motor Sales U.S.A., Inc.; Volvo Cars of North America; Jaguar Cars Limited; Land Rover North America, Inc., (referred to collectively as “the manufacturers”) under dealer agreements. Through these dealer agreements, the Company markets new vehicles, replacement parts, service, and financing and leasing. In addition, it also retails and wholesales used vehicles. The dealer agreements specify the location of the dealerships and designate the specific market areas in which the dealer may operate; however, there is no guarantee of exclusivity within these market areas. The specified market area for the Company is the greater Dallas/Fort Worth, Texas metropolitan area.

Combined affiliates:

Legal Entity	Primary Operations	Manufacturer
Park Place Motorcars, Ltd.	Dealership	Mercedes Benz USA, LLC
Park Place Motorcars Fort Worth, Ltd.	Dealership	Mercedes-Benz USA, LLC
PPDV, Ltd.	Dealership	Volvo Cars of North America
Park Place LX of Texas, Ltd.	Dealership	Lexus, a division of Toyota Motor Sales U.S.A., Inc
PPP, LP	Dealership	Porsche Cars North America, Inc.
PPJ, LLC	Dealership	Jaguar Cars Limited; Land Rover North America, Inc.
PPMB Arlington, LLC	Dealership	Mercedes-Benz USA, LLC
PPM Auction, LP	Auction

Variable interest entity of PPMB Arlington, LLC:

Legal Entity	Primary Operations
PPMBA Realty, LP	Real Estate

Variable interest entity of Park Place Motorcars Fort Worth, Ltd.:

Legal Entity	Primary Operations
PP Real Estate, Ltd.	Real Estate

Park Place Auto Auction facilitates used vehicle wholesale purchases and sales and collects auction fees from customers related to each transaction.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments that have remaining maturities of three months or less at the date of purchase.

Contracts in transit

Contracts in transit represent amounts due for customer contracts sold to financial institutions. These contracts are typically collected within 15 days.

Receivables

Receivables consist primarily of amounts due from other dealerships and auto auctions as a result of vehicle sales; amounts due from third parties for parts sold or services provided; and amounts due from manufacturers for incentives and warranty reimbursements. Receivables also include commissions due on aftermarket products. Receivables resulting from vehicle sales are secured by the related vehicles. Receivables arising from the sale of parts and service which are due under normal trade terms require payment within 30 days from the invoice date.

The carrying amount of receivables is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management reviews each receivable balance that exceeds a set number of days from the invoice date, and, based on historical bad debt experience and management’s evaluation of customer credit worthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

Inventories

All inventories are valued at the lower of cost or net realizable value. The cost of new and used vehicles is determined using the specific identification method. The cost of all other inventories is determined using the most recent cost, which approximates first-in, first-out (FIFO).

Courtesy vehicles

The Company purchases new vehicles from the manufacturers in connection with programs whereby the Company utilizes the vehicles, typically for twelve months or less, as loan vehicles for customers’ use while their vehicles are being serviced by the dealership. The Company usually receives a subsidy, or discount, off of the manufacturers’ invoice price and records depreciation on the vehicles. Courtesy vehicles are stated at cost, net of the subsidy, if any, and depreciation, which is computed using the straight-line method. The related liability is included in floor plan notes payable and floor plan notes payable, other.

Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or the length of the related lease, if shorter. The useful lives of property and equipment for purposes of computing depreciation and amortization are as follows:

Buildings	39.5 years or underlying lease terms
Equipment	5 - 10 years
Furniture and fixtures	7 years
Computer equipment	3 years
Vehicles	3 - 5 years
Leasehold improvements	Lesser of 10 - 30 years or underlying lease terms

Franchise rights and goodwill

In connection with business acquisitions, the Company assigned fair values to franchise rights and goodwill. Franchise rights and goodwill have indefinite lives and therefore are not amortized but are reviewed for possible impairment at least annually. Management has determined that franchise rights and goodwill are not impaired at June 30, 2020 and 2019.

Long-lived assets

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. There were no indicators of impairment at June 30, 2020 and 2019.

Other assets

Other assets consisted of deposits on various contracts and other miscellaneous assets.

Factory incentives

The Company receives various incentive payments from the manufacturers. These incentive payments are typically received on new vehicle retail sales. The incentives are reported as reductions of cost of sales in the accompanying combined and consolidated statements of operations.

Factory assistance

The Company receives various assistance from certain manufactures. The Company accounts for the assistance as purchase discounts on the cost of the vehicles. The assistance is first reflected as a reduction in inventory cost on the combined and consolidated balance sheets and then reflected as a reduction to cost of sales in the combined and consolidated statements of operations as the respective vehicles are sold. At June 30, 2020 and 2019, inventory cost had been reduced by $972,353 and $2,452,031, respectively, for assistance received from the manufacturers. Cost of sales has been reduced by $7,004,926 and $8,608,650, for assistance received from the manufacturers related to vehicles sold for the six months ended June 30, 2020 and 2019, respectively.

Floor plan notes payable

The Company classifies borrowings and repayments on floor plan notes payable for inventory purchased from a manufacturer that has a controlling interest in the respective floor plan lender (floor plan notes payable on the combined and consolidated balance sheets) as an operating activity on the combined and consolidated statements of cash flows. Borrowings and repayments on floor plan notes payable for inventory purchased from a manufacturer that does not have a controlling interest in the respective floor plan lender (floor plan notes payable, other on the combined and consolidated balance sheets) have been classified as a net financing activity on the combined and consolidated statements of cash flows.

Revenue recognition

The Company satisfies its performance obligations with customers by transferring a good or service to the customer, as detailed below.

Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle or parts are delivered to the customer or the service is complete. Revenues from auction transactions are recognized at the time the transaction occurs.

The Company arranges financing for customers through various financial institutions and receives financing fees based on the difference between loan rates charged to customers and predetermined financing rates set by the financial institutions. The Company recognizes income from finance and insurance commissions as the contracts are sold and recognizes an allowance for anticipated losses of finance and insurance commission income resulting from early payoffs of customer loans and repossessions. The provision is based on management’s evaluation of industry trends and historical experience. The Company also receives commissions from the sale of non-recourse third-party extended service contracts to customers. Under these contracts, the third-party warranty company is directly liable for all warranties provided. Commission revenue is recorded net of estimated chargebacks. Commission expense related to the sale of warranties is charged to expense upon recognition of revenue.

The following table summarizes revenue from contracts with customers for the six months ended:

	June 30, 2020	June 30, 2019
New vehicle	$315,381,157	$379,029,600
Used vehicle	247,885,480	293,633,345
Parts, service and body shop	114,533,951	131,220,922
Other	2,737,730	3,933,061

	$680,538,318	$807,816,928

Advertising costs

The Company expenses advertising costs in the periods in which they are incurred.

Presentation of certain taxes

The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from sales and costs of sales.

Accounting for income taxes

The Company is not a federal income tax paying entity. Income and losses of the Company are reported by the partners or members in their individual federal tax returns. The Company is, however, liable for margin taxes in accordance with Texas statutes.

While the Company is a combination of Limited Partnerships and Limited Liability Companies, consideration is given to the recognition and measurement of tax positions that meet a “more-likely-than-not” threshold. A tax position is a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions include the Company’s status as pass-through entities. The recognition and measurement of tax positions taken for various jurisdictions consider the amounts and probabilities of outcomes that could be realized upon settlement using the facts, circumstances, and information available at the reporting date. The Company has determined that it did not have any material unrecognized tax benefits or obligations as of June 30, 2020 and 2019.

Use of estimates

The preparation of combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting standards

Effective January 1, 2019, the Company adopted the new lease accounting guidance in Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (“ASC 842”). See Note 15 “Leases” within the accompanying combined and consolidated financial statements.

Evaluation of subsequent events

The Company has evaluated the effect subsequent events would have on the combined and consolidated financial statements through August 26, 2020, which is the date the combined and consolidated financial statements were available to be issued.

2. Receivables

Receivables consisted of the following as of:

	June 30, 2020	June 30, 2019
Factory	$12,805,666	$14,782,635
Customers	4,528,478	6,724,184
Vehicles	5,693,603	9,749,623
Finance commissions	3,450,742	3,760,295
Employees and other	23,471	50,219
Related party receivables	1,114,710	1,421,609

	27,616,670	36,488,565
Allowance for doubtful accounts	(656,246)	(454,705)

	$26,960,424	$36,033,860

3. Inventories

Inventories consisted of the following as of:

	June 30, 2020	June 30, 2019
New vehicles	$97,990,173	$181,691,887
Used vehicles	37,468,380	51,518,503
Parts, accessories and other	10,132,980	10,344,691

	$145,591,533	$243,555,081

4. Courtesy Vehicles

Courtesy vehicles consisted of the following as of:

	June 30, 2020	June 30, 2019
Courtesy vehicles at cost	$61,421,923	$65,931,064
Accumulated depreciation	(3,094,050)	(2,712,500)

	$58,327,873	$63,218,564

Depreciation expense on courtesy vehicles, included as a component of semi-fixed expenses, totaled $3,656,650 and $3,544,201 the six months ended June 30, 2020 and 2019, respectively.

5. Property and Equipment

Property and equipment consisted of the following as of:

	June 30, 2020	June 30, 2019
Land	$14,839,337	$14,839,337
Buildings	67,362,877	67,362,877
Equipment	19,235,000	18,624,764
Furniture and fixtures	18,605,872	18,386,707
Computer equipment	16,837,214	16,452,056
Vehicles	1,087,130	1,115,466
Leasehold improvements	24,521,545	23,907,866
Construction in progress	1,272,216	545,024

	163,761,191	161,234,097
Accumulated depreciation and amortization	(95,988,634)	(84,835,914)

	$67,772,557	$76,398,183

Depreciation and amortization expense on property and equipment, included as a component of fixed expenses, totaled $5,530,501 and $5,951,354 for the six months ended June 30, 2020, and 2019, respectively.

6. Finance Commission Receivables

The Company has an agreement with Lexus Financial Services whereby finance commission income on leases is paid throughout the duration of individual customers’ leases. Management has estimated the current and long-term portions of these finance commission receivables. Current and long-term finance commission receivables consisted of the following as of:

	June 30, 2020	June 30, 2019
Current portion (included in finance commissions receivable in Note 2)	$2,952,743	$3,327,264
Long-term portion	3,414,144	4,004,955

	$6,366,887	$7,332,219

7. Related Party Notes Receivable

In connection with the buy-out of a limited partner and member, the Company entered into Promissory Notes with some of the remaining partners and members, dated June 1, 2020, each payable in three equal annual installments, including accrued interest of 4.25% at each payment date.

The aggregate maturities of related party notes receivable as of June 30, 2020 are as follows:

2021	$2,512,480
2022	2,512,480
2023	2,512,481

Total maturities of related party notes receivable	$7,537,441

8. Floor Plan Notes Payable and Floor Plan Notes Payable, Other

The Company finances its new vehicles, courtesy vehicles, and a portion of its pre-owned vehicle purchases through floor plan notes payable to credit corporations. The Company has floor plan financing agreements for the purchase of new, pre-owned, and courtesy vehicles with Mercedes-Benz Financial Services, Toyota Motor Credit Corporation, Chase Bank, and Bank of America, N.A (collectively the “Floor Plan Lenders”). The agreements are collateralized by all property and equipment, inventories, and all other accounts, contract rights, chattel paper and general intangibles and proceeds of any and all of the foregoing, whether owned now or hereafter acquired by the Company. These agreements may be cancelled with thirty days’ written notice by either party.

The aggregate borrowing limits for the floor plan lines of credit are as follows at June 30, 2020:

Floor Plan Lender	Vehicle Type	Borrowing Limit
Mercedes-Benz Financial Services	New Vehicles	$161,425,000
Mercedes-Benz Financial Services	Used Vehicles	58,500,000
Mercedes-Benz Financial Services	Courtesy Vehicles	51,500,000
Toyota Motor Credit Corporation	New Vehicles	76,000,000
Toyota Motor Credit Corporation	Used Vehicles	15,500,000
Toyota Motor Credit Corporation	Courtesy Vehicles	25,070,000
Chase Bank	Courtesy Vehicles	7,750,000
Bank of America, N.A.	New Vehicles	12,000,000
Bank of America, N.A.	Used Vehicles	4,000,000
Bank of America, N.A.	Courtesy Vehicles	4,000,000

Total borrowing limit		$415,745,000

Interest rates on floor plan lines of credit are as follows:

Mercedes-Benz Financial Services:

Vehicle Type	Rate Calculation	Rate at June 30, 2020	Rate at June 30, 2019
New Vehicles	30 day LIBOR + 1.70%	2.24%	3.90%
Used Vehicles	30 day LIBOR + 1.70%	2.24%	3.90%
Courtesy Vehicles	30 day LIBOR + 1.70%	2.24%	3.90%

Toyota Motor Credit Corporation:

Vehicle Type	Rate Calculation	Rate at June 30, 2020	Rate at June 30, 2019
New Vehicles	3 month LIBOR + 1.25%	1.59%	3.57%
Used Vehicles	3 month LIBOR + 1.25%	1.59%	3.57%
Courtesy Vehicles	Fixed	2.50 - 4.75%	3.50 - 4.75%

Chase Bank:

Vehicle Type	Rate Calculation	Rate at June 30, 2020	Rate at June 30, 2019
Courtesy Vehicles	30 day LIBOR + 2.00%	2.54%	4.20%

Bank of America:

Vehicle Type	Rate Calculation	Rate at June 30, 2020	Rate at June 30, 2019
New Vehicles	30 day LIBOR + 1.25%	1.79%	3.45%
Used Vehicles	30 day LIBOR + 1.25%	1.79%	3.45%
Courtesy Vehicles	30 day LIBOR + 1.25%	1.79%	3.45%

Floor plan notes payable and floor plan notes payable, other include notes payable for courtesy vehicles financed with the Floor Plan Lenders. Interest expense on courtesy vehicle notes payable, included as a component of semi- fixed expenses, totaled $1,063,485, and $1,395,141 for the six months ended June 30, 2020, and 2019, respectively.

Included in floor plan notes payable, other are all used vehicles floored with Mercedes-Benz Financial, any Porsche, Volvo, Jaguar and Land Rover new and courtesy vehicles floored with Mercedes-Benz Financial, Lexus courtesy vehicles floored with Chase Bank and any vehicles floored with Bank of America, N.A.

The Floor Plan Lenders allow the Company to deposit funds in a cash management account which earns interest at the floor plan interest rate. These funds, which totaled $40,072,038 and $32,000,000 at June 30, 2020 and 2019, respectively, are reflected as a reduction in floor plan notes payable and floor plan notes payable, other in the accompanying combined and consolidated and consolidated balance sheets.

9. Long-Term Debt

Long-term debt consists of the following:

	June 30, 2020	June 30, 2019
Mercedes-Benz Financial Services	$38,352,274	$40,763,482
Related party promissory notes	13,115,640	—

Total debt	51,467,914	40,763,482
Less: debt issuance costs	(4,996)	—

Long-term debt, including current portion	51,462,918	40,763,482
Less: current portion, net of current portion of debt issuance costs	(25,216,997)	(2,411,208)

Long-term debt	$26,245,921	$38,352,274

Amortization expense on debt issuance costs, included as a component of other expense, totaled $576 and $2,171 for the six months ended June 30, 2020, and 2019, respectively.

Mercedes-Benz Financial Services granted long-term debt payment deferrals for the three-month period from May through July 2020. These payment deferrals are reflected in the aggregate maturities of long-term debt as presented below.

The aggregate maturities of long-term debt as of June 30, 2020 are as follows:

2020 (remaining 6 months)	$774,859
2021	25,278,190
2022	6,100,949
2023	7,317,813
2024	6,982,872
2025	5,013,231

Total maturities of long-term debt	$51,467,914

Real estate term loans and promissory notes

The Company has multiple real estate term loan and promissory note agreements with Mercedes-Benz Financial Services. As of June 30, 2020 and 2019, the Company had total notes payable outstanding of $51.5 million and $40.7 million, respectively, which are collateralized by the associated real estate. The term loans and promissory notes were established under various terms, as seen below:

Lender	Debt Type	Rate Type	Interest Rate at June 30, 2020 and 2019	Maturity Date
Mercedes-Benz Financial Services	Promissory Note & Term Loan	Fixed	4.00% - 5.44%	Various dates 2021-2025

Related party promissory notes

In connection with the buy-out of a limited partner and settlement of the associated profits interest obligation, the Company entered into three Promissory Notes dated June 1, 2020, each payable in three equal annual installments, including accrued interest of 4.25% at each payment date. Concurrently with this transaction, the Company settled an additional profits interest obligation with a general partner, a portion of which will be paid to the general partner through a promissory note with terms identical to those of the limited partner’s notes.

10. Deferred Compensation

Dealership value participation agreement

The Company has a Dealership Value Participation Agreement with a current member of management which is payable upon certain triggering events including separation of employment for any reason other than cause, death or disability or a change in control event. The terms of the agreement provide for vesting over a period of 7 years of continuous employment. Upon a change in control event, the member of management is deemed to be fully vested. The member of management forfeits the award upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of the triggering event, is dependent on the fair value of PPJ, LLC. In the event of the member of management’s separation of employment for any reason other than cause, death, or disability, the settlement payment would be no more than six times the EBITDA of PPJ, LLC. In the event of a change in control, the settlement payment would be equal to a percentage of the net sales proceeds after return of members’ capital contributions, including a 9.00% preferred return, compounded annually on any unpaid capital contributions. As of June 30, 2020 and 2019, the member of management was 62.50% and 50.00% vested in the agreement, respectively. The Company’s accrued liability for the Dealership Value Participation Agreement was $1,710,201 and $1,126,936 at June 30, 2020 and 2019, respectively. There was no expense related to this agreement for the six months ended June 30, 2020 and 2019.

Profit participation agreements

The Company had a Profit Participation Agreement with a former member of management. On May 15, 2015, a triggering event occurred whereby obligating the Company to make an initial payment equal to 20.00% of the fully vested balance for the former employee in August 2015, and the remaining balance is being paid in equal annual payments through 2019. The Company’s accrued liability for the Profit Participation Agreement was $589,965 at June 30, 2019. No payments were made during the six months ended June 30, 2020 and 2019; however, the accrued liability was paid in full during 2019.

The Company has a Profit Participation Agreement with a current member of management which is payable upon certain triggering events including separation of employment for any reason other than cause, death or disability or a change in control event. The terms of the agreement provide for vesting over a period of 10 years of continuous employment. Upon a change in control event, the member of management is deemed to be fully vested. The member of management forfeits the award upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of the triggering event, is dependent on earnings of the Company from the most recently completed calendar year before the triggering event occurs. As of June 30, 2020 and 2019 the member of management was 40.00% and 30.00% vested in the agreement, respectively. The Company’s accrued liability for the Profit Participation Agreement was $197,927 and $126,168 at June 30, 2020 and 2019, respectively. There was no expense related to this agreement for the six months ended June 30, 2020 and 2019.

Capital transaction bonuses

The Company executed Bonus and Deferred Compensation agreements with three members of management which contain a provision that provides for cash payments to the named members of management upon the occurrence of a Capital Transaction. A Capital Transaction is defined as a sale, exchange or disposition event which results in Company entities ceasing to be entities of the Company, or the sale of substantially all of the assets of a Company entity in a single transaction. The terms of the agreement provide for time based vesting over a period of 5 years of continuous employment. The members of management forfeit the awards upon termination of employment from the Company for cause. The value of the award is based on the net book value of the Company immediately preceding the event, less tangible net worth and less winding up costs. The award is payable in a lump sum cash settlement 90 days after a Capital Transaction. As of June 30, 2020, the members of management were 50% vested in the agreements, however, no accrual has been included in the combined and consolidated financial statements as the triggering event is not probable through the date in which the combined and consolidated financial statements were available to be issued.

Retirement compensation agreements

The Company has Retirement Compensation Agreements with three members of management which are payable upon the member’s death, disability or separation from service for any reason other than cause. The terms of the agreement provide for vesting over a period of 5 years of continuous employment. The members of management forfeit the awards upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of a triggering event, is dependent on several factors including earnings or the fair value of the Company. In the event of the member of management’s death, disability or separation from service prior to the tenth anniversary of the agreement, the amount payable is equal to their vested percentage in two times the prior twelve months’ consolidated net income multiplied by 0.35%. In the event of the member of management’s death, disability or separation from service after the tenth anniversary of the agreement, the amount payable is equal the lesser of 0.35% of the Company’s fair market value or six times the prior twelve months’ consolidated net income multiplied by 0.35%. As of June 30, 2020 and 2019 the members of management were 50%, and 0% vested in the agreement, respectively. An accrual and expense of $310,585 is included in the combined and consolidated financial statements at June 30, 2020.

11. Profits Interest Retirement Obligation

The Company has a profits interest agreement with one limited partner whereby the Company will pay, upon certain triggering events, the limited partner’s vested percentage of the dealership value, which is based on pre-defined terms. The vested percentage increases ratably; however, the maximum percentage would be paid upon the death or disability of the individual. The limited partner was fully vested at June 30, 2020 and 2019. The limited partner may, at any time, demand payment on the profits interest agreement. The payment due to the limited partner if demanded is determined by a defined calculation based primarily on the previous operating results and tax basis net asset value of the Company.

On June 1, 2020, the Company settled the profits interest obligation as discussed above due to the separation from service of the limited partner. The value of the agreement to the limited partner upon settlement was $6,321,959, which was paid in one cash installment of $1,859,400 and execution of promissory notes as discussed in Note 8 totaling $4,462,559. Some of the remaining partners and members also purchased the limited partner’s partnership and membership interests in Park Place LX of Texas, Ltd., PPJ, LLC and PPM Auction, LLC for total consideration of $10,678,043, which was paid in one cash installment of $3,140,602 and execution of promissory notes as discussed in Note 8 totaling $7,537,441 and recorded as amounts due from partners and members, included in related party notes receivables in Note 7.

In association with this transaction, the Company settled a profits interest obligation with the general partner of Park Place LX of Texas, Ltd. for a value of $1,580,490. This transaction was treated as a distribution of profits and paid in one cash installment of $464,850 and execution of a promissory note as discussed in Note 8 totaling $1,115,640.

12. Related Party Transactions

The Company has engaged in transactions with affiliates controlled by common related parties. These affiliates are engaged in the various activities associated with the selling, financing, and servicing of automobiles for the retail and wholesale markets. The Company sells to and purchases from these affiliates automobiles, parts and accessories.

Under a management agreement with a related party, the Company is required to pay a management fee in return for management and consulting services. The fees paid under this management agreement were $237,194 and $307,239 for the six months June 30, 2020 and 2019, respectively.

The Company exchanges vehicles and parts with affiliates at cost. Related party accounts payable included in the accompanying combined and consolidated balance sheets represent amounts due to a related partnership for certain operating expenses paid on behalf of the dealership. Other information regarding related party transactions is included in Notes 2, 7, 9, 10, 11, 15, 16, 18, and 19.

The following is a summary of transactions with related parties for the six months ended:

	June 30, 2020	June 30, 2019
Purchases from affiliates	$4,116,953	$6,637,343

Sales to affiliates	$6,992,032	$8,856,941

The following is a summary of balances with related parties as of:

	June 30, 2020	June 30, 2019
Due from affiliates (included in receivables in the accompanying combined and consolidated balance sheets)	$1,114,710	$1,421,609

Due to affiliates (included in accounts payable in the accompanying combined and consolidated balance sheets)	$5,256,121	$30,293

13. Supplemental Disclosures of Cash Flow Information

	June 30, 2020	June 30, 2019
Supplemental schedule of cash paid during the six months: Interest	$4,440,690	$6,842,726

State income taxes	$—	$1,058,732

14. Defined Contribution 401(k) Plan

The Company participates in a defined contribution 401(k) plan. All employees who meet certain age and length of service requirements are eligible to participate in the plan. Matching contributions are made on a discretionary basis by the Company. The plan also allows the Company, at management’s discretion, to make a profit sharing contribution. Retirement expense for the six months ended June 30, 2020 and 2019 totaled $1,030,212 and $1,032,918, respectively.

15. Leases

Effective January 1, 2019, the Company adopted the new lease accounting guidance in ASC 842. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms in excess of 12 months. Leases are classified as either finance or operating, with classification impacting the pattern of expense recognition in the income statement.

The Company elected the package of practical expedients permitted in ASC 842. Accordingly, the Company accounted for its existing operating leases as an operating lease under the new guidance, without reassessing (a) whether the contract contains a lease under ASC 842, (b) whether classification of the operating lease would be different in accordance with ASC 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2018) would have met the definition of initial direct costs in ASC 842 at lease commencement. In addition, the Company opted for the transition relief method specified in Accounting Standards Update No. 2018-11, which allowed for the effective date of the new leases standard as the date of initial application on transition. As a result of this election the Company (a) did not adjust comparative period financial information for the effects of ASC 842;

(b) made the new required lease disclosures for periods after the effective date; and (c) carried forward our ASC 840 disclosures for comparative periods. As a result of the adoption of ASC 842, the Company recorded a right-of-use asset of approximately $76.2 million and a lease liability of approximately $76.3 million, which represents the present value of remaining lease payments, discounted using the Company’s incremental borrowing rates based on the remaining lease terms.

The Company leases a portion of its Park Place Motorcars, Ltd. facilities from an unrelated party under a non- cancelable operating lease requiring monthly rental payments of $140,140 through May 2021. The lease has one 10-year and one 5-year renewal options. The lease stipulates annual base rent increases based on changes in CPI, which are included in the future minimum lease payments and variable lease payments adjustment below.

The Company leases a portion of its PPJ, LLC facility from unrelated an unrelated party under a non-cancelable operating lease requiring monthly rental payments ranging from $19,661 to $25,531 through March 2023. The lease has two 5-year renewal options.

The Company leases its facilities from various related parties under non-cancellable operating leases. The leases stipulate annual base rent increases based on changes in CPI, which are included in the future minimum lease payments and variable lease payments adjustment below. Monthly payments in effect as of January 1, 2020 and lease expiration dates are outlined below:

Lessor Related Party	Lessee	Monthly Payment	Expiration
PPM Realty, Ltd.	Park Place Motorcars, Ltd.	$93,708	December 2022
PPM Realty, Ltd.	Park Place Motorcars, Ltd.	23,001	December 2022
Kings Road Realty, Ltd.	Park Place Motorcars, Ltd.	74,625	December 2025
350 Phelps Realty, LP	Park Place Motorcars, Ltd.	40,464	December 2022
PPA Realty, Ltd.	Park Place Motorcars, Ltd.	80,759	December 2025
Kings Road Realty, Ltd.	PPDV, Ltd.	63,891	December 2022
Kings Road Realty, Ltd.	PPDV, Ltd.	18,145	October 2023
PPA Realty, Ltd.	PPDV, Ltd.	21,468	December 2022
PPA Realty, Ltd.	PPDV, Ltd.	18,102	December 2022
Park Place LX Land Co. No. 1, Ltd.	Park Place LX of Texas, Ltd.	357,792	December 2022
Park Place LX Land Co. No. 1 Ltd.	Park Place LX of Texas, Ltd.	455,728	December 2022
DKK West, Ltd.	Park Place LX of Texas, Ltd.	22,396	July 2023
PPJ Land, LLC	PPJ, LLC	180,439	December 2022
DKK West, Ltd.	PPJ, LLC	1,749	August 2023
PPJ Land, LLC	PPM Auction, LP	65,780	December 2022

The Company also leases a portion of its PPJ, LLC facility from PPJ Land, LLC, a related party, under a month-to- month lease arrangement. Monthly payment under this arrangement was $49,491 for the six months ended June 30, 2020 and 2019.

As a result of the pandemic and a resultant decline in sales, related party lessors granted the Company rent concessions that resulted in no or reduced rental payments for the leases described above for the three-month period from April through June 2020. These rent concessions were treated as variable lease payments and reduce total rent expense paid to related parties for the six months ended June 30, 2020.

Escalation clauses, lease payments dependent on existing rates/indexes, renewal options, and purchase options are included within the determination of lease payments when appropriate. The Company has elected the practical expedient not to separate lease and non-lease components for all leases that qualify, except for information technology assets that are embedded within service agreements (such as software license arrangements).

When available, the implicit rate is utilized to discount lease payments to present value; however, substantially all of the Company’s leases do not provide a readily determinable implicit rate. An incremental borrowing rate was used to discount the lease payments based on information available at lease commencement.

Balance sheet presentation

Leases	Classification	June 30, 2020
Assets:
Finance	Property and equipment, net	$1,664,384
Operating	Operating lease right-of-use assets	50,159,286

Total right-of-use assets		$51,823,670

Liabilities:
Current:
Finance	Current portion of finance lease obligation	$2,331,635
Operating	Current portion of operating lease liabilities	18,244,492
Non-current:
Operating	Operating lease liabilities, less current portion	31,941,634

Total lease liabilities		$52,517,761

Leases	Classification	June 30, 2019
Assets:
Finance	Property and equipment, net	$3,480,074
Operating	Operating lease right-of-use assets	67,876,344

Total right-of-use assets		$71,356,418

Liabilities:
Current:
Finance	Current portion of finance lease obligation	$2,419,103
Operating	Current portion of operating lease liabilities	17,583,798
Non-current:
Finance	Finance lease obligation, less current portion	2,331,635
Operating	Operating lease liabilities, less current portion	50,186,126

Total lease liabilities		$72,520,662

Lease term and discount rate

	June 30, 2020	June 30, 2019
Weighted average lease term – finance lease	0.9 years	1.9 years
Weighted average lease term – operating lease	3.0 years	4.0 years
Weighted average discount rate – finance lease	5.25%	5.25%
Weighted average discount rate – operating lease	4.50%	4.50%

Lease costs

The following table provides certain information related to the lease costs for finance and operating leases during the six months ended:

	June 30, 2020	June 30, 2019
Finance lease cost - interest	$80,037	$142,577
Finance lease cost - depreciation	907,846	907,846
Operating lease cost	10,174,298	10,150,768
Variable lease cost	(1,595,234)	2,055,220

	$9,566,947	$13,256,411

Operating lease cost includes approximately $5,500,000 and $9,000,000 in payments made to related parties for the six-months ended June 30, 2020 and 2019, respectively.

Supplemental cash flow information

The following table presents supplemental cash flow information for leases during the six months ended:

	June 30, 2020	June 30, 2019
Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from finance lease	$987,883	$1,050,423
Operating cash flows from operating leases	7,082,420	10,855,461
Financing cash flows from finance lease	1,225,391	1,162,851

Undiscounted cash flow

The table below reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the finance lease liabilities and operating lease liabilities as of June 30, 2020:

	Finance	Operating
2020 (remaining 6 months)	$1,720,430	$10,321,267
2021	1,433,691	19,687,818
2022	—	18,914,564
2023	—	2,687,388
2024	—	2,259,119
Thereafter	—	2,259,119

Total minimum lease payments	3,154,121	56,129,275

Less: amount representing interest	(61,651)	(3,578,518)
Less: amount representing variable payments	(760,835)	(2,364,631)

Present value of future minimum lease payments	2,331,635	50,186,126
Less: current obligations under leases	(2,331,635)	(18,244,492)

Long-term lease obligations	$—	$31,941,634

16. Contingencies and Uncertainties

The Company sells customer installment contracts to financial institutions and extended warranties without recourse. Some buyers of the contracts and warranties retain portions of the commissions as reserves against early payoffs. These amounts are normally recorded on the combined and consolidated balance sheets as finance commission receivables. The accrual for contingent charges at June 30, 2020 and 2019 totaled $4,868,911 and $3,375,000, respectively.

The Company maintains a self-insurance program for its employees’ health care costs. The Company is liable for losses on individual claims up to $250,000 per claim and $1,000,000 in aggregate claims for the year. The Company maintains third-party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based on claims reported as of the balance sheet dates as well as an estimated liability for claims incurred but not reported. The total accrued liability for self-insurance costs was $3,762,338 and $2,794,396 as of June 30, 2020 and 2019, respectively.

The Company’s facilities are subject to federal, state, and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition, or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

The Company purchases substantially all of its new vehicles and parts from the manufacturers at the prevailing prices charged to all franchised dealers. The Company’s sales volume could be adversely impacted by the manufacturers’ inability to supply it with an adequate supply of vehicles and/or parts due to unforeseen circumstances or as a result of an unfavorable allocation of vehicles. As part of the Company’s relationship with the manufacturers, it participates in various programs with regard to vehicle allocation, advertising, and other incentive programs. These programs are generally on a “turn-to-earn” basis, which rewards new vehicle volume, and are subject to change by the manufacturers at any time. In addition, the manufacturers’ franchise agreements contain provisions which generally limit, without consent of the manufacturers, changes in dealership management, ownership, and location; place certain financial restrictions; and provide for termination of the franchise agreement by the manufacturers in certain instances.

The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or the results of operations.

The Company has available $4,000,000 in draft facility agreements with banks. These lines of credit allow the Company to receive immediate credit for any drafts deposited from the sale of motor vehicles. The Company also has available a $1,500,000 commercial credit card line with a bank.

The Company has entered into a risk retention insurance program for garage liability. As part of the risk retention agreement, the Company pledged a letter of credit in the amount of $300,000, which is the maximum potential liability for claims. Management does not believe the letter of credit will be drawn upon nor will it incur additional liability for claims.

The Company has outstanding guarantees of indebtedness of related parties, through common ownership, of $75,413,136 as of June 30, 2020.

A detail of the guarantees is as follows:

Type of Loan Guarantee	Guarantee Extends Through	Guaranteed By	Amount of Loan Guarantee
Real Estate Loan	September 2021	Park Place LX of Texas, Ltd.	$17,898,054
Real Estate Loan	June 2022	Park Place Motorcars, Ltd.	2,761,664
Real Estate Loan	September 2022	Park Place Motorcars, Ltd.	2,064,348
Real Estate Loan	January 2023	PPJ, LLC	16,816,132
Real Estate Loan	January 2023	PPDV, Ltd.	5,157,806
Real Estate Loan	August 2026	PPDV, Ltd.	4,858,437
Real Estate Loan	August 2028	Park Place LX of Texas, Ltd.	25,856,695

			$75,413,136

The real estate loans with affiliates were used to finance the acquisitions of dealership properties and to finance the acquisitions of real estate for potential future expansion of the Company’s dealership operations. The loans are collateralized by the related real estate and substantially all of the assets of the related party.

Non-payment would result in the requirement of the guarantor to perform; however, these loans have multiple guarantors associated with them. Additionally, the value of the collateral on these loans is in excess of the outstanding loan balances at June 30, 2020. Based on the financial condition of the related parties, the sufficiency of the collateral supporting the loans and the multiple guarantors associated with the loans, management believes that the probability that the Company would have to perform upon any of these guarantees is remote.

During the six months ended June 30, 2020, the World Health Organization declared the outbreak of COVID-19, a novel strain of Coronavirus, a pandemic. The coronavirus outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of the outbreak on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors, and governmental, regulatory, and private sector responses. The financial statements do not reflect any adjustments as a result of the increase in economic uncertainty.

17. Concentrations of Credit Risk

The Company sells to individuals and commercial businesses located primarily in the greater Dallas/Fort Worth, Texas area. Receivables resulting from vehicle sales are secured by the related vehicles. Receivables resulting from all other sales are unsecured open accounts. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of receivables, contracts in transit, and cash deposits in excess of federally insured limits. The concentration of credit risk with respect to contracts in transit is limited primarily to financial institutions. The Company’s bank balances usually exceed federally insured limits.

18. Partnership/Member Agreement

The general partner holds a 0.50% interest in Park Place Motorcars, Ltd., Park Place Motorcars Fort Worth, Ltd., PPP, LP, and Park Place LX of Texas, Ltd., a 0.10% interest in PPDV, Ltd. and a 0.00% interest in PPM Auction, LP while the limited partners hold the remaining interests. Partnership profits are to be allocated first to the general partner until the cumulative profits allocated equals the cumulative amount of losses allocated for prior years, then to each partner according to their ownership interests. Any Partnership losses are to be allocated first to the partners in the ratio and to the extent of the positive capital accounts of the limited partners, then any remaining losses are to be allocated to the general partner.

The general partner holds a 0.50% interest in PPMBA Realty, LP and PP Real Estate, Ltd. while the limited partners hold the remaining interests. Partnership profits are to be allocated first to the general partner until the cumulative profits allocated equals the cumulative amount of losses allocated for prior years, then to each partner according to their ownership interests. Any Partnership losses are to be allocated first to the partners in the ratio and to the extent of the positive capital accounts of the limited partners, then any remaining losses are to be allocated to the general partner.

The PPJ, LLC and PPMB Arlington, LLC Company Agreements state that all members share all profits, losses and distributions according to their membership interests.

Under a buy/sell agreement with one of the limited partners, the limited partner may, at any time, cause the Company to purchase their 3.00% interest based on the estimated fair value upon exercising the buy/sell option.

19. Variable Interest Entities

Management analyzes the Company’s variable interests including loans, guarantees, and equity investments, to determine if the Company has any variable interests in variable interest entities. This analysis includes both qualitative and quantitative reviews. Qualitative analysis is based on an evaluation of the design of the entity, its organizational structure including decision making ability, and financial agreements. Quantitative analysis is based on the entity’s forecasted cash flows. Generally accepted accounting principles require a reporting entity to consolidate a variable interest entity when the reporting entity has a variable interest that provides it with a controlling financial interest in the variable interest entity. The entity that consolidates a variable interest entity is referred to as the primary beneficiary of that variable interest entity. The Company uses qualitative and quantitative analyses to determine if it is the primary beneficiary of variable interest entities.

Accordingly, the Company has determined that PP Real Estate, Ltd. and PPMBA Realty, Ltd. are VIEs for which the Company is the primary beneficiary, due primarily to the Company’s guarantee of the VIE’s debt and common ownership interests.

The following table summarizes the balance sheets for consolidated VIEs as of:

	June 30, 2020	June 30, 2019
Assets:
Receivables, net	$1,114,710	$919,095
Property and equipment, net	52,629,788	54,475,219

Total assets	$53,744,498	$55,394,314

Liabilities and Partners’ Capital:
Accrued expenses	$423,917	$137,029
Long-term debt	38,347,278	40,763,482

Total liabilities	38,771,195	40,900,511
Partners’ capital	14,973,303	14,493,803

Total liabilities and partners’ capital	$53,744,498	$55,394,314

20. Subsequent Event

On July 6, 2020, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Asbury Automotive Group, LLC. Pursuant to the Asset Purchase Agreement, the Company will sell substantially all of the assets of the businesses described in the Asset Purchase Agreement for a purchase price of approximately $735 million (excluding vehicle inventory), reflecting $685 million of goodwill and approximately $50 million for parts, fixed assets and leaseholds in each case subject to certain adjustments described in the Asset Purchase Agreement.